Exhibit 99.1

Investor Relations Contact:
Brian Ritchie - FD
212-850-5683
brian.ritchie@fd.com

Media Contact:
Irma Gomez-Dib - FD
212-850-5761
Irma.gomez-dib@fd.com

INSMED SHAREHOLDERS APPROVE CONVERSION OF SERIES B CONDITIONAL CONVERTIBLE PREFERRED STOCK AND REVERSE STOCK SPLIT

RICHMOND, VA. – March 1, 2011 - Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company, announced today that Insmed’s shareholders approved the proposal relating to the conversion of Insmed’s Series B Conditional Convertible Preferred Stock (Series B Preferred Stock) into Insmed’s Common Stock and the proposal relating to the one-for-10 reverse stock split of Insmed’s Common Stock presented at the special meeting of its shareholders held today.

As a result of the approval of the conversion of the Series B Preferred Stock, the 91,745,892 shares of Series B Preferred Stock outstanding were automatically and immediately converted into 91,745,892 shares of Insmed’s Common Stock.  In addition, Insmed intends to effect the one-for-10 reverse stock split as of the close of business on March 2, 2011 by filing an amendment to its Articles of Incorporation with the State Corporation Commission of the Commonwealth of Virginia.  At the effective time of the amendment, each share of Insmed Common Stock issued and outstanding will automatically be reclassified and convert into .10 of a share of Insmed Common Stock.

About Insmed
Insmed Incorporated is a biopharmaceutical company focused on the development of innovative inhaled pharmaceuticals for the site-specific treatment of serious lung diseases, and has a proprietary protein platform aimed at niche markets with unmet medical need. Insmed’s primary focus is on the development of inhaled antibiotic therapy delivered via proprietary advanced pulmonary liposome technology in areas of high unmet need in lung diseases.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to expectations regarding the anticipated benefits of the conversion of Series B Preferred Stock and the reverse stock split and the business strategies, plans and objectives of management, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, we may be unsuccessful in developing our product candidates, our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.